Exhibit 99.1

CONTACT:

Dee Ann Johnson

Chief Financial Officer and Treasurer

(412) 456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

July 29, 2013

Ampco-Pittsburgh Announces Second Quarter Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and six months ended June 30, 2013 of $69,938,000 and $139,562,000, respectively, against $69,956,000 and $143,561,000 for the comparable prior year periods. Net income for the three months ended June 30, 2013 and 2012 was $1,106,000 or $0.11 per share and $1,508,000 or $0.15 per share, respectively, and for the six months ended June 30, 2013 and 2012 was $1,232,000 or $0.12 per share and $3,508,000 or $0.34 per share. Income from operations approximated $2,391,000 and $4,102,000 for the three and six months ended June 30, 2013, respectively, against $2,928,000 and $7,045,000 for the same periods in 2012.

For the Forged and Cast Rolls segment, despite the modest increase in sales, operating income for the quarter and year-to-date period ended June 30, 2013 was less than the comparable prior year periods principally due to lower margins as a result of competitive pricing. Additionally, overall, the segment continues to be adversely affected by the weak operating and financial conditions of the global steel and aluminum industries. For the Air and Liquid Processing group, sales and operating income for the three and six months ended June 30, 2013 were less than the same periods of the prior year primarily due to a decrease in customer demand for the group’s products.

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Sales	$69,938,000	$69,956,000	$139,562,000	$143,561,000

Income from operations	2,391,000	2,928,000	4,102,000	7,045,000
Other expense – net	(460,000)	(269,000)	(1,104,000)	(545,000)

Income before income taxes	1,931,000	2,659,000	2,998,000	6,500,000
Income tax expense	(581,000)	(770,000)	(901,000)	(2,145,000)
Equity loss in Chinese joint venture	(244,000)	(381,000)	(865,000)	(847,000)

Net income	$1,106,000	$1,508,000	$1,232,000	$3,508,000

Earnings per common share:
Basic	$0.11	$0.15	$0.12	$0.34

Diluted	$0.11	$0.15	$0.12	$0.34

Weighted-average number of common shares outstanding:
Basic	10,356,797	10,338,775	10,351,473	10,333,888

Diluted	10,406,686	10,386,521	10,402,772	10,389,531